Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10KSB of Studio One Media, Inc. of our report dated September 26, 2008 on our audit of the consolidated financial statements of Studio One Media, Inc. as of June 30, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, and from inception on July 1, 2002 through June 30, 2008

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
September 26, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501